Exhibit 10.23



                           ASSET PURCHASE AGREEMENT

                                     Among

                         PRO-DEX, INC. ("Purchaser"),

         PNU-LIGHT ACQUISITION CORPORATION ("Purchaser's Subsidiary"),

                    PNU-LIGHT TOOL WORKS, INC. ("Seller") &

                       MARTY J. ANDERSON ("Shareholder")



                                 May 11, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
I.     PURCHASE AND SALE OF BUSINESS AND ASSETS.............................. 1

       1.01.  Assets to be Transferred....................................... 1
       1.02.  Liabilities to be Assumed...................................... 2

II.    CONSIDERATION......................................................... 2

       2.01.  Consideration.................................................. 2
              a.   Initial Consideration..................................... 2
              b.   Additional Consideration.................................. 2
              c.   Purchaser's Subsidiary.................................... 3
       2.02.  Determination of Net After Tax Earnings........................ 3
       2.03.  Access to Books and Records.................................... 6
       2.04.  Statement of Valuation for First Payout Period................. 6
       2.05.  Statement of Valuation on Completion of Full Payout Period..... 6
       2.06.  Delivery of Additional Consideration........................... 8
       2.07.  Resolution of Any Possible Dispute Regarding Valuation......... 8
       2.08.  Exemption from Registration.................................... 8
       2.09.  Concurrent Registration Rights................................. 8
       2.10.  Effect of Any Excess Issuance of Stock......................... 9
       2.11   Unwinding Procedure............................................ 9
       2.12.  Waiver of Unwinding Procedure..................................10

III.   CLOSING...............................................................10

       3.01.  Closing........................................................10
       3.02.  Seller and Shareholder's Obligations at Closing................11
       3.03.  Purchaser's Obligations at Closing.............................12

IV.    REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER..............13

       4.01.  Organization, Standing and Qualification.......................13
       4.02.  Subsidiaries...................................................13
       4.03.  Transactions with Certain Persons..............................14
       4.04.  Execution, Delivery and Performance............................14
       4.05.  Capitalization.................................................14
       4.06.  Financial Statements...........................................15
       4.07.  Absence of Undisclosed Liabilities.............................15
       4.08.  Taxes..........................................................15
       4.09.  Absence of Change..............................................16
       4.10.  Litigation and Compliance with Law and Other Instruments.......16

       4.11.  Title to Properties............................................17
       4.12.  Further Schedules..............................................17
       4.13.  Intellectual Property..........................................18
       4.14.  Guaranties.....................................................20
       4.15.  Inventory......................................................20
       4.16.  Receivables....................................................20
       4.17.  Employee Benefit Plan Matters..................................20
       4.18.  Environmental Compliance.......................................20
       4.19.  Product Warranty...............................................21
       4.20.  Investment Intention...........................................21
       4.21.  Accuracy of Disclosure.........................................22

V.     REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................23

       5.01.  Organization, Standing and Qualification.......................23
       5.02.  Subsidiaries...................................................23
       5.03.  Execution, Delivery and Performance............................23
       5.04.  Capitalization.................................................23
       5.05.  Authorization of Stock Issuance................................24
       5.06.  Financial Statements...........................................24
       5.07.  Absence of Change..............................................25
       5.08.  Litigation.....................................................25
       5.09.  Accuracy of Disclosure.........................................25

VI.    CONDUCT OF BUSINESS PRIOR TO CLOSING..................................26

       6.01.  Conduct of Business Prior to Closing...........................26
       6.02.  Brokerage......................................................26
       6.03.  Access to Information and Documents............................26

VII.   BULK SALES COMPLIANCE.................................................27

       7.01.  Waiver of Compliance...........................................27
       7.02.  Indemnity by Seller and Shareholder for Non-Compliance.........27

VIII.  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE...............27

       8.01.  Accuracy of Representations and Warranties.....................27
       8.02.  Performance of Covenants and Agreements........................27
       8.03.  No Material Adverse Change.....................................27
       8.04.  Certificate of President.......................................28
       8.05.  Acceptance of Schedules........................................28
       8.06.  Acceptance of Cash Consideration Amount........................28
       8.07.  All Required Deliveries........................................28

IX.    CONDITIONS PRECEDENT TO SELLER AND SHAREHOLDER'S OBLIGATION
       TO CLOSE..............................................................28

       9.01.  Accuracy of Representations and Warranties.....................28
       9.02.  Performance of Covenants and Agreements........................28
       9.03.  Certificate of Vice President..................................28
       9.04.  All Required Deliveries........................................29

X.     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..........................29

       10.01.  Survival of Representations...................................29
       10.02.  Indemnification by Seller and Shareholder.....................29
       10.03.  Indemnification by Purchaser..................................29
       10.04.  Rules Regarding Indemnification...............................30
       10.05.  Survival of Indemnification...................................30
       10.06.  Liability of Shareholder......................................31
       10.07.  Remedies Cumulative...........................................31

XI.    TERMINATION...........................................................31

       11.01.  Mutual Agreement..............................................31
       11.02.  Upon Default of Seller or Shareholder.........................31
       11.03.  Upon Default of Purchaser.....................................31
       11.04.  Termination...................................................31
       11.05.  Effect of Termination.........................................32

XII.   MISCELLANEOUS.........................................................32

       12.01.  Amendment and Waiver..........................................32
       12.02.  Expenses......................................................32
       12.03.  Assignment....................................................32
       12.04.  Parties in Interest...........................................32
       12.05.  Entire Agreement..............................................32
       12.06.  Headings......................................................33
       12.07.  Survival......................................................33
       12.08.  Notices.......................................................33
       12.09.  Law Governing.................................................34
       12.10.  Counterpart Execution.........................................34

EXECUTIONS...................................................................33

                           ASSET PURCHASE AGREEMENT

                                     AMONG

                          PRO-DEX, INC. ("PURCHASER")

         PNU-LIGHT ACQUISITION CORPORATION ("PURCHASER'S SUBSIDIARY")

                    PNU-LIGHT TOOL WORKS, INC. ("SELLER") &

                       MARTY J. ANDERSON ("SHAREHOLDER")

     THIS AGREEMENT, dated May 11, 1996, is by and among Pro-Dex, Inc., a Colorado corporation ("Purchaser"), Pnu-Light Acquisition Corporation, a Colorado corporation ("Purchaser's Subsidiary"), Pnu-Light Tool Works, Inc., a Missouri corporation ("Seller") and Marty J. Anderson, the holder of 2,794.45 shares comprising twenty-eight and 65/100ths percent (28.65%) and holder of irrevocable proxies, each coupled with an interest, over at least twenty-seven and 35/100ths percent (27.35%) of the currently outstanding common stock of Seller ("Shareholder"). All schedules, exhibits and agreements attached hereto are made a part hereof and are incorporated in this agreement (the "Agreement").

     WHEREAS Purchaser desires to acquire Seller's business and assets, including Seller's patented pneumatic light technology and related trade rights, trade secrets, patents (the "Patents"), copyrights, trade names, technology, secret processes and know how (the "Intellectual Property"); and

     WHEREAS Seller and Seller's shareholders, including Shareholder, have determined that it is in the best interest of Seller and Seller's shareholders for Seller to sell all its assets, including its patented pneumatic light technology, Patents and Intellectual Property, to Purchaser in consideration of Purchaser's issuance of shares of its common stock in exchange for such assets;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

I.   PURCHASE AND SALE OF BUSINESS AND ASSETS.

     1.01.   Assets to be Transferred.   Subject to and upon the conditions set
             ------------------------
forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder, all of the business, assets, properties, goodwill and rights of Seller as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books of Seller (hereinafter sometimes collectively referred to as "Seller's Assets," including without limitation, (a) the right to use Seller's name, (b) Seller's Assets referred to in the Bill of Sale attached hereto as Exhibit "A," (c) the assets referred to as the "Patents" and "Intellectual Property" subject to the Irrevocable License and Assignment of Patents attached hereto as Exhibit "B" and
(d) Seller's Assets and property reflected on the Balance Sheet referred to in
Section 4.06, with only such dispositions of such property on the Balance Sheet as shall have occurred in the ordinary course of business from the date thereof through the Closing and which are permitted pursuant to the terms hereof, excluding only the Minute Books, Corporate Seal and Stock Ownership Records of Seller, and $10,000 which shall be set aside to pay Seller's income taxes on Seller's profits from its operations from January 1, 1996 through the Closing Date (the "Tax Escrow").

     1.02.  Liabilities to be Assumed.   Seller's Assets shall be conveyed free
            -------------------------
and clear of all liabilities and obligations not expressly assumed by the Purchaser hereunder and those liens and encumbrances securing the same which are specifically disclosed herein or expressly permitted by the terms of this Agreement. Liabilities expressly assumed by Purchaser are set forth in Schedule 1.02.

II.  CONSIDERATION.

     2.01.  Consideration.   In consideration for the sale, transfer,
            -------------
conveyance, assignment and delivery of Seller's Assets by Seller to Purchaser, and in reliance upon the representations and warranties in this Agreement, Purchaser will, in full payment thereof, pay to Seller a total purchase price equal to five (5) times the annual Net After Tax Earnings of Purchaser's Subsidiary (as such term, "Net After Tax Earnings" is hereafter defined) into which Purchaser shall place Seller's Assets, calculated as of June 30, 1999, based on the one year period July 1, 1998 through June 30, 1999 (the "Final Payout Period").

            a.  Initial Consideration.   Upon Closing, as hereinafter described,
                ---------------------
Purchaser shall issue to Seller 368,483 shares of restricted fully paid and nonassessable common stock of Purchaser (such shares, the "Initial Consideration"), subject to restrictions on transfer as more fully set forth in the Shareholder's Agreement attached hereto as Exhibit "C; provided however,
                                                           ----------------
that if Seller shall request in writing a greater amount of the consideration be payable in cash, such greater amount shall be paid up to $100,000 by way of a Note of Purchaser, bearing ten percent (10%) interest per annum, payable in full on June 30, 1996, and in such event the number of shares of Purchaser's common stock to be issued at Closing hereunder shall be reduced by 25 shares for each $100 of additional cash paid as part of the Initial Considerations payable at Closing."

            b.  Additional Consideration.   On or before April 30, 1998,
                ------------------------
Purchaser shall pay Additional Consideration to Seller, to the extent, if any, that an interim computation of the total purchase price as of December 31, 1997 shall exceed the Initial Consideration Value (herein defined), as provided in
Section 2.04. On or before October 31, 1999, Purchaser shall pay Additional Consideration to Seller, to the extent, if any, that the total purchase price shall exceed the sum of the Initial Consideration Value and the Interim Consideration Value (herein defined), as provided in Section 2.05.

                (i)    Valuation of Initial Consideration for Computing
                       ------------------------------------------------
Additional Consideration.   For purposes of computation of Additional
- ------------------------
Consideration pursuant to Sections 2.04 and 2.05 only, the value attributed to the Initial Consideration ("Initial Consideration Value") shall be the greater of (x) the market value as reflected by the last sale price for Purchaser's Common Stock as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") service for the last date on which Purchaser's common stock shall been traded prior to Closing; (y) $4.00 per share; or (z) the market value as reflected by the last sale price for Purchaser's Common Stock as reported by the NASDAQ (or if not so quoted, on any automated inter-dealer quotation service or national or regional exchange, at Purchaser's election) on the last date on which Purchaser's common stock shall have been traded in a) December 1997 for the first Additional Consideration due April 30, 1998, and b) June 1999 for the final Additional Consideration due October 31, 1999.

                (ii)   Valuation of Interim Additional Consideration for
                       -------------------------------------------------
Computing Final Additional Consideration. For purposes of computation of
- ----------------------------------------
Additional Consideration as of June 30, 1999, pursuant to
Section 2.05 only, the value attributed to previously delivered interim Additional Consideration ("Interim Consideration Value") shall be the greater of
(x) the market value as reflected by the last sale price for Purchaser's Common Stock as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") service for the last date on which a trade shall have occurred in December 1997 or (y) the market value as reflected by the last sale price for Purchaser's Common Stock as reported by the NASDAQ (or if not so quoted, on any automated inter-dealer quotation service or national or regional exchange, at Purchaser's election) in June 1999.

               (iii)   Valuation Purposes.  Valuation of previously delivered
                       ------------------
Initial Consideration and interim Additional Consideration as set forth in Sections 2.01(b)(i) and (ii) herein shall be applied only to determine the amount, if any, of subsequent Additional Consideration payable hereunder.

           c.  Purchaser's Subsidiary.   As used in this Article II, the term
                ----------------------
"Purchaser's Subsidiary" shall include Purchaser's Subsidiary and its subsidiaries (if any), as well as any business or businesses conducted by Purchaser or any affiliate of Purchaser which represent a succession to or continuation of the business of Seller.

     2.02. Determination of Net After Tax Earnings.   As used in this Article
           ---------------------------------------
II, the term "Net After Tax Earnings" shall mean the consolidated net earnings (or losses) of Purchaser's Subsidiary, computed on an accrual basis of accounting in accordance with generally accepted accounting principles, consistently applied, except that the following provisions shall govern the computation of the Net After Tax Earnings of Purchaser's Subsidiary for purposes of this Article II:

           a. Any non-recurring items of income, gain, loss or expense which shall be unrelated to any breach of representations and warranties of Seller shall be excluded;

     b. Any loss, charge or expense (i) not related to ordinary business operations, or (ii) paid, incurred or charged for expansion of business operations or acquisitions of additional operations to which Seller objected within 30 days of notice from Purchaser and any income or revenues derived therefrom, shall be excluded;

     c. Any charge or expense for the amortization of goodwill arising from the payment of any purchase price hereunder in excess of the net worth of Seller's Assets shall be excluded;

     d. Any charge for general or administrative parent office expenses of Purchaser shall not be taken in excess of the average rate at which Purchaser assesses such charges against its other subsidiaries or divisions, not to exceed 5% of the net revenues of Purchaser's Subsidiary on an annualized basis;

     e. The deduction for payments to Shareholder pursuant to the Employment and/or Non-Competition Agreements set forth as Exhibits "D" and "E" hereto shall not exceed $70,000 on an annualized basis;

     f. Interest expenses or other charges for borrowed money shall be excluded to the extent that such expenses or charges exceed the charges applicable to the amount of funds borrowed by Purchaser to acquire Seller's Assets, as set forth in Schedule 2.01, and any charges applicable to funds borrowed in respect of any acquisition or expansion not excluded pursuant to Section 2.02(b) whether or not Purchaser has elected to replace such borrowings in Purchaser's Subsidiary by an intra-corporate loan, in which event of intra-corporate loan, such interest expense shall be computed at 1.2 times the prime interest rate chargeable for short term borrowings by Norwest Bank);

     g. Any purchases of goods or services made by Purchaser's Subsidiary from Purchaser's other subsidiaries shall be priced at the best price at which such subsidiary shall sell to third parties, less sales commissions or other marketing costs identifiable to a particular contract, plus applicable delivery charges and usual interest charges for payments not timely made;

     h. Any sales of goods or services made by Purchaser's Subsidiary to Purchaser's other subsidiaries shall be priced at the best price at which Purchaser's Subsidiary shall sell to third parties, less sales commissions or other marketing costs specifically identifiable to a particular contract, plus applicable delivery charges and usual interest charges for payments not timely made;

     i. All accounting elections, including without limitation those relating to methods of depreciation, useful lives of depreciable property, capitalization of charges and setting up of reserves shall be made in such manner as to be consistent with practices regarding such elections in Purchaser's other businesses (except to the extent that certain Patent Related Costs are treated differently pursuant to 2.02(j);

            j. All costs and expenses paid by Purchaser or Purchaser's Subsidiary or ny other subsidiary of Purchaser, relating to enforcement, defense, protection, or prosecution of the Patent and any further improvements thereon, including without limitation (a) attorneys' fees, (b) engineering and
         ----------------------------
other expert evaluation and opinions, (c) legal and engineering research and analysis, (d) costs of patent applications and amendments thereto, (d) costs of performance of the Patent owner's duties as licensor under any license agreement, (e) costs and expenses of defending infringement actions including any appeals thereof, whether relating to manufacturing for sale or selling in accordance with Seller's procedures on the Closing date or other manufacture or sale which shall rely on any claim under the Patent, and the full amount of any judgment or award in any infringement action against Purchaser, Purchaser's Subsidiary or any other subsidiary of Purchaser in any such action, and (f) costs of notice of infringement, bringing an action against an infringing party (whether or not successful) or collecting upon any judgment relating to infringement on the Patent by any third party (all of which, the Patent Related Costs). Notwithstanding anything herein, none of Purchaser, Purchaser's
        -------------------------------
Subsidiary or any other subsidiary of Purchaser shall be required to take any action, expend any funds or do anything for which costs and expenses are listed herein among Patent Related Costs;

            k. All costs and expenses associated with any claim, liability, threat of action, action, and securities law liability under state and federal securities laws, including without limitation attorneys' fees, accountants' fees, filing fees, bonds and other costs of defense and the entire amount of any judgments, fines or penalties, relating to any sale of shares of Seller's common stock or other securities, which are required to be fully paid by Seller under the indemnification provisions of this Agreement, shall be included in expenses of Purchaser's Subsidiary unless fully paid by Seller (all such costs and expenses, the "Pnu-Light Securities Law Liability Amounts);"

            l. The tax applicable to the net earnings of Purchaser's Subsidiaries shall be computed, without considering any offsetting of gains and losses (or use of any net operating loss carry-forward) among divisions and subsidiaries resulting from consolidation of Purchaser's income tax return; and

            m. Expenses paid or incurred by Purchaser's Subsidiary in respect of the sale of assets transaction contemplated by this Agreement not specifically identified above shall be excluded.

     2.03.  Access to Books and Records.   During the Payout Period, Seller
            ---------------------------
shall have reasonable access to the books and records of Purchaser's Subsidiary during normal business hours in a manner not disruptive to Purchaser's Subsidiary's business operations.

     2.04.  Statement of Valuation for First Payout Period.   As soon as
            ----------------------------------------------
practicable after December 31, 1997, but in any event not later than April 30, 1998, Purchaser shall deliver to Seller a statement setting forth in reasonable detail Purchaser's computation of the six months net after tax earnings of Purchaser's Subsidiary during the First Payout Period from July 1, 1997 until December 31, 1997 and the amount of any Additional Consideration payable as of December 31, 1997. The amount of Additional Consideration payable as of December 31, 1997 shall be five (5) times the six months net after tax earnings of Purchaser's Subsidiary, less the applicable Initial Consideration Value, and shall be payable by Purchaser's issuance to Seller of restricted fully paid and non-assessable shares of Purchaser's common stock subject to the Shareholders' Agreement, valued at the last sale price reported by NASDAQ (or if not so quoted, on any automated inter-dealer quotation service or national or regional exchange, at Purchaser's election) for the last date on which such common stock shall have been traded in December 1997.

     2.05.  Statement of Valuation on Completion of Full Payout Period.   As
            ----------------------------------------------------------
soon as practicable after June 30, 1999, but in any event not later than October 31, 1999, Purchaser shall deliver to Seller a statement setting forth in reasonable detail Purchaser's computation of the annual net after tax earnings of Purchaser's Subsidiary during the Final Payout Period from July 1, 1998 through June 30, 1999, and the amount of any Additional Consideration payable as of June 30, 1999. The amount of Additional Consideration payable as of June 30, 1999 shall be the greater of:
                  ----------

            a. Five (5) times the annual net after tax earnings of Purchaser's Subsidiary for the one year period ending June 30, 1999, less the sum of the applicable Initial Consideration Value and the applicable Interim Consideration Value for consideration previously delivered in respect of this
Article II. Additional Consideration payable as of June 30, 1999 shall be payable by Purchaser's issuance to Seller of restricted fully paid and non-assessable shares of Purchaser's common stock subject to the Shareholder's Agreement, valued at the last sale price of Purchaser's common stock reported by NASDAQ (or if not so quoted, on any automated inter-dealer quotation service or national or regional exchange, at Purchaser's election) for the last date on which Purchaser's common stock shall have been traded in June 1999, or

            b. $4 million (as hereinafter adjusted) payable by issuance to Seller of restricted fully paid and non-assessable shares of Purchaser's common stock subject to the Shareholder's Agreement, valued as set forth in Section 2.05(a) (as hereinafter adjusted for prior items, the "Minimum Total Consideration"). To determine the amount of Additional Consideration which shall be required to achieve Minimum Total Consideration, the following items shall be subtracted from $4 million:

                  (i)     Initial Consideration Value;

                  (ii)    Interim Consideration Value;

                  (iii) The sum of all amounts paid by Purchaser or Purchaser's Subsidiary relating to contracts, claims or liabilities of Seller or Seller's business which arose, were incurred, accrued or related to Seller's assets, products or business prior to Closing (excepting only agreements entered into by Seller with Purchaser's express written consent as to each specific agreement, in the period between execution of this Agreement and the Closing
Date), which in the aggregate of all such amounts exceed $500,000 (such excess, the "Excess Payables");

                (iv) All costs of assets and services acquired by, used, or contracted for by Purchaser's Subsidiary or Purchaser, to the benefit of Purchaser's Subsidiary in research, development and other operations of Purchaser's Subsidiary, which are acquired, used, or entered into during the period commencing on the execution hereof and continuing for 120 days after the Closing Date (excepting only (a) $450,000 payable in respect of the Employment Agreement and employment agreements in the period from Closing to June 1999 and
(b) reasonable lease payments for the Ozark/Springfield area facility, not to exceed $24,000 annually for a total of $72,000 during such period) (all such costs, the "Initial R&D Costs");

                (v) All Patent Related Costs, as defined above, whether or not the same shall have been fully amortized at the date of computation of Minimum Total Consideration; and

                (vi) All Pnu-Light Securities Law Liability Amounts, as discussed above, whether or not fully amortized or paid at the date of Computation of Minimum Total Consideration.

For example, assuming that:  Initial Consideration Value is    $2,000,000
                             Interim Consideration Value is     1,000,000
                             Excess Payables are                  150,000
                             Initial R&D Costs are                350,000
                             Patent Related Costs are             100,000

then the remaining Additional Consideration to achieve Minimum Total Consideration will be $400,000, payable as of June 30, 1999 on or before October 31, 1999. This example is for demonstration purposes only, and should not be considered to project (a) any market value for Purchaser's common stock at any time, (b) the amount of excess payables expected, or (c) a commitment for any specific amount of expenditures for Initial R&D Costs.

            c.  No Payment of Additional Consideration in Event of Unwinding.
                ------------------------------------------------------------
In the event that Purchaser shall elect to exercise its unwinding options as set forth in Section 2.11, Purchaser shall not be required to pay any Additional Consideration or achieve the Minimum Total Consideration as herein provided.

     2.06.  Delivery of Additional Consideration.   The statements of valuation
            ------------------------------------
by Purchaser as of each of December 31, 1997 and June 30, 1999 shall be accompanied by delivery to Seller of any Additional Consideration which Purchaser has computed as due to Seller as of each such date. If, within thirty
(30) days of any delivery of a statement of valuation by Purchaser, Seller has not given written notice to Purchaser stating the basis of any dispute relating to such statement, Purchaser shall have no further liability to Seller in respect of such statement or the Additional Consideration due in respect thereto.

     2.07.  Resolution of Any Possible Dispute Regarding Valuation.  In the
            ------------------------------------------------------
event Seller shall timely give notice to Purchaser of any dispute pursuant to
Section 2.06, Purchaser and Seller shall attempt to resolve the dispute within sixty (60) days. Any dispute unresolved after sixty (60) days shall be referred to any national accounting firm selected by mutual agreement of Purchaser and Seller, or failing such agreement shall be referred to McGladrey & Pullen LLP, for resolution. Any determination by such accountants shall be final, valid and enforceable by the parties. Purchaser shall make any further issuance of stock required to conform with the determination of such accountants within ten (10) days of Purchaser's receipt of such accountants' written notice of determination.

     2.08.  Exemption from Registration.    The parties hereto intend that the
            ---------------------------
issuance of shares of Purchaser's common stock by Purchaser to Seller in exchange for Seller's Assets shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) and/or Section 4(6) of the Act. In furtherance of such exemptions, Seller has provided or shall before the Closing Date provide to Purchaser a Shareholder's Agreement, which shall be applicable to all shares issued in respect of Initial Consideration or Additional Consideration when and as issued.

     2.09.  Concurrent Registration Rights.   If Purchaser files a registration
            ------------------------------
statement under the Act which relates to a current offering of the securities of Purchaser (other than a registration statement on Form S-4 or S-8 or any other form which does not permit secondary sales) or any securities of the Company held by any shareholder, such registration statement and the prospectus included therein shall also, at the written request of the Seller, include and relate to any shares issued to Seller by Purchaser under this agreement which were issued not less than 12 nor more than 36 months prior to the date of the filing of such registration statement, so as to permit the public sale thereof, provided
                                                                 --------
however, that no registration or sale of securities pursuant to this concurrent
- -------
registration right shall occur (a) prior to the latest of (i) 35 days subsequent to Purchaser's delivery of Additional Consideration payable as of June 30, 1999 or (ii) October 31, 1999, or (b) at any time when there shall be a dispute relating to consideration hereunder. Purchaser shall give written notice to Seller of its intention to file a registration statement under the Act relating to a current offering of Purchaser's securities at least 30 days prior to the filing of such registration statement, and Seller shall deliver notice to Purchaser of its request for inclusion of shares held by Seller at least 10 days prior to the date specified as the anticipated filing date in Purchaser's notice. Neither delivery of notice by Purchaser nor delivery of request by Seller shall obligate Purchaser to file the registration statement and Purchaser may, at any time prior to the effective date thereof, determine not to offer the securities to which such registration statement relates. The registration rights granted in this Section 2.09 shall not apply to an offering of Purchaser's securities on a firmly underwritten basis, if the underwriter notifies Purchaser that inclusion of such shares owned by Seller would adversely affect the marketing of the offering. All costs in connection with any registration or underwriting involving the shares acquired by Seller shall be borne ratably among the selling parties, in proportion to the shares registered pursuant to the Registration Statement. Nothing herein shall be interpreted to permit any improper trading by any shareholder who shall be an "affiliate," as that term is understood under the federal securities laws, or otherwise subject to restrictions applicable to short-swing trades and insider trading under federal and state securities laws.

     2.10.  Effect of Any Excess Issuance of Stock.   In the event that the sum
            --------------------------------------
of the Initial Consideration Value and the Interim Consideration Value shall exceed the final purchase price as of

June 30, 1999, it shall not be intended that any amount of the shares of Purchaser's common stock theretofore issued to Seller shall be returnable on such subsequent valuation, absent either (a) Seller or Shareholder's fraud or breach of representations, warranties or covenants under this Agreement giving rise to any such party's liability under Article X of this Agreement or (b) Purchaser's election of the unwinding procedure described in Section 2.11. Notwithstanding anything herein, Purchaser shall not be required to accept any
- -------------------------------
return of shares to Purchaser in event of fraud or breach by Seller or Shareholder as an offset to any liability of Seller or Shareholder.

     2.11.  Unwinding Procedure.   On or before the later of (a) the date on
            -------------------
which Purchaser shall pay any Additional Consideration relating to the Final Payout period, or (b) at any time when there shall be an unresolved dispute regarding valuation relating to the Final Payout Period, Purchaser may, at Purchaser's sole option give notice to Seller that Purchaser has elected to unwind this transaction ("Purchaser's Unwinding Election") and set a date and time not less than 10 nor more than 45 days thereafter (such date, and any date to which the parties by mutual consent shall postpone the unwinding, the "Unwinding Date") to exchange instruments to effect such unwinding in Boulder, Colorado. In the event of Purchaser's Unwinding Election, each of the parties shall take all necessary action on or before the Unwinding Date as follows:

            a. Purchaser shall reassign to Seller the Patent pursuant to the reassignment procedures described in Section 5 of the Irrevocable License and Assignment of Patents set forth as Exhibit E;

            b. Seller shall return to Purchaser the certificates evidencing shares of Purchaser's common stock theretofore issued as Initial Consideration and Additional Consideration, together with an executed stock power sufficient to transfer the same unto Purchaser;

            c. No further consideration shall be payable by Purchaser in respect of this Agreement; and

            d. At any time and from time to time after the unwinding date, at the request of Purchaser and Seller and without further consideration, each shall execute and deliver to the other such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the other may reasonably deem necessary to more effectively transfer, convey and assign and confirm Seller's title to the Patent, subject only to such licenses as are permitted under the unwinding provisions of the Irrevocable License and Assignment of Patents, and to transfer, convey and assign and confirm Purchaser's title to the shares evidenced by certificates previously delivered by Purchaser as Initial or Additional Consideration hereunder.

     No exercise of Purchaser's Unwinding Election and no performance of procedures in accordance with this Section shall be considered to waive any other rights of the parties under this Agreement relating to any breach of this Agreement prior to or in connection with the foregoing unwinding procedure. All covenants, warranties and indemnification under this Agreement shall survive for a period of three (3) years after the Unwinding Date.

            e.  Notwithstanding Anything Herein, Purchaser shall have no right
                -------------------------------
to elect unwinding under this Section 2.11 if the aggregate amount of all Initial Consideration Value, Interim Consideration Value and Additional Consideration payable under Section 2.05(a) shall equal or exceed the Minimum Total Consideration set forth in Section 2.05(b).

     2.12.  Waiver of Unwinding Procedure.   At any time, Purchaser shall have
            ------------------------------
the option to waive the unwinding procedure described by Section 2.11, pursuant to the procedures therefore set forth in the Irrevocable License and Assignment of Patents.

III. CLOSING.

     3.01.  Closing.   The Closing shall take place at 10:00 a.m., Missouri
            -------
time, on the 11th day of May, 1996, at the offices of Seller, 303 -1 N. 10th Street, Ozark, Missouri 65721, or at such other time and place as the parties may agree. The day on which the Closing actually occurs is sometimes referred to as the Closing Date. In the event a condition to Closing set forth herein excuses either party's obligation to close, such party may in its or his sole discretion elect, on five (5) days prior notice to the other party, to postpone the Closing from time to time, until such condition has been met or waived by such party, but in no event to a date later than June 30, 1996, it being understood that time is of the essence.

     3.02.  Seller and Shareholder's Obligations at Closing.
            -----------------------------------------------

            a.  At the Closing, Seller and Shareholder shall deliver to
Purchaser:

                (i) A Cashier's or Certified Check drawn by Seller to the order of Purchaser in the aggregate amount of all Seller's cash on hand and in banks, less the sum of the amount of all previously drawn uncleared checks and
       ----
the Tax Escrow (and Seller agrees to retain in such banks an amount equal to such uncleared checks and Tax Escrow pending payment of uncleared checks and taxes in respect of income from Seller's Assets and business through the date of Closing), or, at Seller's option, an assignment of any of such bank accounts of Seller in form and substance satisfactory to Purchaser;

                (ii) A Bill of Sale duly executed by Seller in the form of Exhibit A;

                (iii) A Shareholder's Agreement executed by Seller and Shareholder in the form of Exhibit B;

                (iv) An Employment Agreement executed by Shareholder in the form of Exhibit C;

                (v) A Non-Competition Agreement executed by Shareholder and Seller in the form of Exhibit D;

                (vi) An Irrevocable License and Assignment of Patent, and the Summary Assignment of Patent annexed thereto for filing with the U.S. Patent Office, executed by Seller and Shareholder in the form of Exhibit E;

                (vii) Articles of Amendment to Seller's Articles of Incorporation, fully executed and ready to be filed with the Missouri Secretary of State as of the Closing Date, changing Seller's name to a name previously reserved with such Secretary of State, which name shall not be similar to the current name of Seller to be assigned to Purchaser's Subsidiary, delivery of which at Closing shall authorize filing of the same by Purchaser on Seller's behalf;

                (viii) Such other good and sufficient instruments of sale, conveyance, assignment and transfer, in form and substance satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good and marketable title to Seller's Assets;

                (ix) The final form of all Schedules to this Agreement not attached hereto on the date hereof;

                (x) All contracts, license agreements, patent documents, files and other data and documents pertaining to Seller's Assets, except Seller's minute books and stock transfer records, it being contemplated that Seller may deliver same by leaving such items, with finding lists, in Seller's offices the lease or title to which will be transferred to Purchaser as of Closing;

                (xi) A Certificate of Secretary of Seller, certifying copies of actions by written consent or minutes in form satisfactory to Purchaser's counsel authorizing the sale of Seller's Assets and certifying the bylaws of Seller as of Closing;

                (xii) An opinion of Seller's counsel in form and substance satisfactory to Purchaser and Purchaser's counsel;

                (xiii) All other documents and instruments required to be delivered to Purchaser under the provisions of this Agreement.

            b. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Seller and Shareholder shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary to more effectively transfer, convey and assign and confirm Purchaser's title to all of Seller's Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto.

            c. Purchaser shall retain, in any form of storage determined by Purchaser, all books and records pertaining to the business of Seller prior to Closing for a period of three years after Closing, and shall permit Seller reasonable access to such books and records during normal business hours in a manner not disruptive to Purchaser's business operations.

            d. Seller agrees that Purchaser shall have the right and authority to collect for its own account all receivables and other items which shall be transferred to Purchaser as provided herein and to endorse with the name of Seller any checks received on account of any receivables or other items. Seller agrees to promptly transfer and deliver to Purchaser cash and other property which Seller may receive in respect of such receivables or other items.

     3.03.  Purchaser's Obligations at Closing.
            ----------------------------------

            a.  At the Closing, Purchaser shall deliver to Seller and
Shareholder:

                (i) A stock certificate, representing the number of shares of the common stock of Purchaser required to be delivered pursuant to Section 2.01(a) of this Agreement, after adjustment as necessary to reflect the actual amount of Initial Consideration to be paid in cash and by way of Purchaser's note, setting forth on the face and reverse thereof a summary of the restrictions on transfer set forth in the Shareholder's Agreement;

                (ii)   An Employment Agreement executed by Purchaser;

                (iii)  A Non-Competition Agreement executed by Purchaser;

                (iv) An opinion of Purchaser's counsel in form satisfactory to Seller and Seller's counsel; and

                (v) All other documents and instruments required to be delivered to Seller under the provisions of this Agreement.

IV.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.

     Seller and Shareholder each jointly and severally represent and warrant to Purchaser and Purchaser's Subsidiary as follows:

     4.01.  Organization, Standing and Qualification.   Seller is a corporation
            ----------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Missouri; it has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties as and in the place(s) where such business is now being conducted and such properties are now owned, leased or operated; and it is duly qualified to do business in all jurisdictions in which the nature of its business or character of its properties requires it to be qualified, licensed or domesticated, all of which are listed on Schedule 4.01. Seller has delivered to Purchaser a true copy of Seller's Articles of Incorporation, certified as of recent date by the Secretary of State of the State of Missouri, and the bylaws as presently in effect, certified as true and correct by Seller's Secretary, and neither the Articles of Incorporation or bylaws have been amended subsequent to the date of either such certificate.

     4.02.   Subsidiaries. Seller has no subsidiaries and has no interest,
             ------------
direct or indirect, in any other corporation, joint venture, partnership or other business enterprise except as specifically disclosed on Schedule 4.02. No business of Seller or involving any of Seller's Assets including the Intellectual Property has been carried on through any other entity affiliated with Shareholder or any shareholder of Seller.

     4.03.   Transactions with Certain Persons. Except as specifically described
             ---------------------------------
on Schedule 4.03, during the past three (3) years, Seller has not, directly or indirectly, purchased, leased or otherwise acquired any property from or sold, leased or otherwise disposed of any property to, or otherwise dealt with, in the ordinary course of business or otherwise, (a) any shareholder of Seller, (b) any person or entity which directly or indirectly controls, is controlled by, or is in common control with Seller or any shareholder of Seller. Except as specifically described on Schedule 4.03, no amount is owed to or by Seller in respect of any agreement with or commitment to any of Seller's shareholders, officers, directors, employees or consultants, except with respect to current services not yet due and payable and reimbursement of current expenses arising in the ordinary course of business. No part of the assets of any shareholder of Seller or any affiliate of any shareholder of Seller has been used in Seller's business during the last three (3) years.

     4.04.   Execution, Delivery and Performance.  None of the execution,
             -----------------------------------
delivery or performance of this Agreement by Seller or Shareholder will, with or without the giving of notice or the passage of time or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in or create any liability, reassessment or revaluation of assets, lien, charge or encumbrance pursuant to any provision of Seller's Articles of Incorporation or bylaws, franchise, mortgage, deed of trust, lease, license agreement, understanding, law, ordinance, regulation, rule, order, judgment or decree or other legal or contractual requirement to which Seller, Shareholder or any shareholder of Seller is a party or by which any of them or any of Seller's Assets may be bound or affected. Seller and Shareholder have all requisite power to execute, deliver and perform this Agreement, and all necessary consents of Seller or its shareholders to authorize the execution, delivery and performance of this Agreement will have been taken prior to Closing. This Agreement constitutes a valid and binding agreement of Seller and Shareholder, enforceable against each of them in accordance with its terms.

     4.05.   Capitalization.  The presently issued and outstanding stock of
             --------------
Seller and the names and addresses of all of Seller's shareholders are set forth on Schedule 4.05. All issued and outstanding stock of Seller set forth on
Schedule 4.05 is fully paid and nonassessable. Except as set forth on Schedule 4.05, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character whatever under which Seller may become obligated to issue, assign or transfer any shares of the capital stock of Seller. Shareholder is the sole lawful record and beneficial owner of the number of shares set forth opposite Shareholder's name on such Schedule 4.05, and under the Articles of Incorporation and the bylaws as currently in effect, no change to Seller's Articles of Incorporation or dissolution of Seller can occur, as a practical matter, without an affirmative vote of Shareholder to effect such change, and Shareholder represents and warrants that he will consent to no such change during the holding periods specified under the Shareholder's Agreement.

     4.06.   Financial Statements.   Seller has delivered to Purchaser copies of
             --------------------
the following financial statements, all of which are identified to this Agreement, all of which are complete and correct and have been prepared in accordance with generally accepted accounting principals consistently applied and maintained throughout the periods indicated and fairly present the financial condition of Seller as of their respective dates and the results of its operations for their respective periods:

             a. An unaudited balance sheet of Seller as at December 31, 1995, as at December 31, 1994, and December 31, 1993 and the related statements of earnings and source and application of funds for the three fiscal years then ended;

             b. An unaudited balance sheet of Seller (the "Balance Sheet") as at March 31, 1996 (the "Balance Sheet Date") and the related statements of earnings and source and application of funds for the three month period then ended (the "Interim Financial Statement").

Such statements of earnings contain no items of special or nonrecurring income or any other income not in the ordinary course of Seller's business except as expressly specified therein, and such Interim Financial Statement includes all adjustments, which consist only of normal recurring renewals, necessary for fair presentation of Seller's Assets and business.

     4.07.   Absence of Undisclosed Liabilities. Except as set forth in Schedule
             ----------------------------------
4.07 and to the extent specifically reflected or reserved against on the face of the Balance Sheet (excluding the notes), as of the Balance Sheet Date, Seller had no debts, liabilities or obligations, absolute or accrued, contingent or otherwise, of any nature whatsoever, including all tax liabilities deferred or otherwise incurred in respect of Seller's income or business, relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Balance Sheet Date, whether or not then due or payable.

     4.08.   Taxes.  All taxes, including without limitation, income, property,
             -----
sales, use, franchise, added value, income withholding and social security taxes, imposed by the United States, any state, municipality, district, instrumentality, or any subdivision of the United States, any state or foreign country, or any other taxing authority, which are due and payable by Seller, including all interest and penalties in respect thereof ("Seller's Taxes"), have been paid in full, whether or not disputed, and except for the federal income tax returns for the year ended December 31, 1995, all tax returns required to be filed have been timely filed and all deposits in respect of employees withholding and other taxes have been duly made. Seller has not been delinquent in the payment of Seller's Taxes and has no tax deficiency or claim outstanding or assessed against it, or proposed to be assessed against it of which Seller or Shareholder is aware, and there is no basis for any such deficiency or claim. The tax return for the year ended December 31, 1995, will be timely filed within the term of the extension period for which Seller has previously filed, and will show no tax liability greater than the amount of taxes paid in respect thereof prior to April 15, 1996. There is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or in respect of Seller, or any waiver or agreement by Seller for the extension of time for the assessment of any tax.

     4.09.   Absence of Change.  Except as set forth in Schedule 4.09, since the
             -----------------
Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with its prior practices and has not (a) incurred any obligation or liability, absolute, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business consistent with its prior practice, which in the aggregate do not materially or adversely affect the business, liabilities or financial condition of Seller; (b) mortgaged, pledged or subjected any of its properties to any lien, security interest, charge or any other encumbrance or restriction; (c) sold, transferred, leased to others, or otherwise disposed of any of Seller's Assets or property, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim or waived or released any right of substantial value; (d) received any notice of termination of any contract, lease, license, or other agreement or suffered any damage, loss or destruction, whether or not insured, which in the aggregate has had a materially adverse effect on the business or prospects of Seller or Seller's Assets; (e) encountered any labor union organizing activity, or had any materially adverse change in its relations with its employees, agents, consultants, customers, suppliers or any governmental authorities; (f) transferred, licensed or granted any rights under, or entered into any settlement regarding the breach or infringement of any United States or foreign patent, copyright, trademark, trade name, invention or similar rights, or modified any existing risks with respect thereto; (g) made any capital expenditures in excess of $5,000 in the aggregate of all capital expenditures;
(h) instituted, settled or agreed to settle any litigation, action or proceeding with respect to Seller or Seller's Assets; (i) failed to replenish inventories and supplies, consistent with its prior practices and prudent business practice prevailing in the industry, or made any purchase commitment in excess of the normal requirements of Seller's business or at any price in excess of current market price or on any terms more onerous than those usual and customary in the industry; or (j) experienced any change, event or condition which in the aggregate of all such changes, events or conditions has had or may have a material adverse affect on Seller's Assets, condition, properties, liabilities, or operations.

     4.10.   Litigation and Compliance with Law and Other Instruments.
             --------------------------------------------------------

             a. Except as set forth in Schedule 4.10, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller or Shareholder threatened, against or relating to Seller, its officers , directors or employees, Seller's Assets, its properties or business or the transactions contemplated by this Agreement, and neither Seller nor Shareholder knows of any basis for the same.

             b. Seller has complied with all existing laws, rules, regulations ordinances and decrees applicable to its business, properties or operations as presently conducted. Neither the ownership nor use of Seller's Assets nor the conduct of its business conflicts with the rights of any person or entity or violates, or, with or without the giving of notice or passage or time or both, will violate, conflict with or result in a default, acceleration or loss of rights under any provision of Seller's Articles of Incorporation, bylaws, lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, regulation, rule, order, judgment or decree to which Seller is a party or by which it may be bound. Seller and Shareholder have no knowledge of any proposed orders or proceedings applicable to Seller's Assets or business which might adversely affect the same.

     4.11.   Title to Properties.   Seller has good and marketable title to all
             -------------------
Seller's Assets and properties which it owns or uses in its business including, without limitation, those reflected in its books and records and in the Balance Sheet, except inventory sold after the Balance Sheet Date in the ordinary course of business and including the Intellectual Property assets among Seller's Assets. Except as set forth on Schedule 4.11, none of Seller's Assets are subject to any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, lease, license, easement, of liability of any nature, whether direct or indirect, whether accrued, absolute, contingent or otherwise, except
(i) mortgages or security interests shown on the Balance Sheet or (ii) imperfections of title and encumbrances which in the aggregate do not materially affect Seller's Assets, business or properties. All of the properties listed and owned, leased or used by Seller are in good operating condition and repair.

     4.12.   Further Schedules.   Attached hereto as Schedule 4.12 are complete
             -----------------
accurate lists of:

             a. All real property owned, leased or used by Seller in the operation of its business, together with a complete description of each material lease under which Seller claims or holds rights to use of real property;

             b. As of a date no earlier than March 31, 1996, all of Sellers' receivables, together with specific information regarding aging of accounts outstanding more than 30 days;

             c. All tangible personal property owned, leased or used by Seller in the business, except for items having an aggregate value of less than $15,000, setting forth with respect to all such property a summary description of all leases, claims, encumbrances, charges, and restrictions relating thereto;

             d. All fire, theft, casualty, liability and other fire insurance policies insuring Seller or its properties, together with a summary of the risks insured, limits of coverage, premiums, deductibles (if any), and the date to which coverage will continue by virtue of premiums already paid prior to Closing, copies of which policies shall have been provided to Seller prior to execution hereof;

             e. All contacts, agreements, commitments or other understandings or arrangements to which Seller is a party or by which it or any of its property is bound or affect, but excluding (i) agreements in the ordinary course of business involving payments or receipts which in the aggregate do not exceed $25,000, (ii) agreements in the ordinary course of business terminable on less than 30 days' notice without penalty or consideration and involving payments or receipts which in the aggregate do not exceed $25,000; and

             f. All collective bargaining agreements, employment and consulting agreements, executive compensation plans, deferred compensation agreements, employee retirement or pension plans, employee stock options or stock purchase plans, group life, health and accident insurance and other employee benefit plans, arrangements, or commitments including holiday, vacation and bonus practices to which Seller is bound or which have been customary in the operation of Seller's business; together with a list of the names and current compensation rates of all persons including independent contractors for which all direct and indirect compensation exceeds $45,000 annually.

All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule 4.12 which have not been fully performed are valid and binding, enforceable in accordance with their respective terms, in full force and effect and validly assignable to Purchaser without any consents which shall not have been obtained prior to Closing. Except as disclosed in Schedule 4.12, no payment to Seller in respect of any agreement has been prepaid more than 30 days prior to the due date thereunder. Except as disclosed in Schedule 4.12, there is no default by Seller or to Seller's best knowledge by any other party, or any circumstance, which with the giving of notice or lapse of time or both, would constitute a default or basis for any excuse of performance, acceleration or loss of rights. Accurate and complete copies of all contracts, agreements, leases, licenses and commitments, with any amendments thereto, have been delivered to Purchaser and identified by reference hereto.


     4.13.   Intellectual Property.
             ---------------------

             a. Except as set forth in Schedule 4.13, Seller owns or possesses the royalty free licenses or other rights to use all Intellectual Property, including patents, copyrights, trademarks, service marks, service names, trade names, and other proprietary rights necessary to conduct its business as it is presently operated.

             b. Shareholder is the party named in the Patents identified in the Irrevocable License and Assignment of Patents, and is the person who made or caused to be made the applications for the Patents, and is the person who invented the inventions set forth in the Patents. Seller is now the sole owner of said Patents, and is the sole owner of all Intellectual Property useful to employ the Patents. The Patents are valid, and will be in full force in effect as of the Closing Date. Seller is able to convey to Purchaser, and by the Irrevocable License and Assignment of Patents at Closing will convey to Purchaser, all world-wide right, title and interest in the Patents and the Intellectual Property, including any existing and future improvements thereto, whether or not patented or patentable (the "Improvements") and all of Seller and Shareholder's interest in the Patents, in the Intellectual Property, in the Improvements, in letters patent now or hereafter issued in connection therewith, including any reissues, renewals, or extensions thereof, and all of Seller or Shareholder's interest in any other inventions relating to the pneumatic light field.

             c. Seller and Shareholder have no notice, actual of constructive, of any competing claims to any of the Intellectual Property. To the best knowledge of Seller and Shareholder, none of the Intellectual Property is subject to the claims of any other person, whether as inventors, or as assignees or licensees of any inventors. To the best knowledge of Seller and Shareholder, the Intellectual Property is free of all legal and equitable claims of others, except as specifically set forth in Schedule 4.13.

             d. No Intellectual Property and no activity of Seller in the business conflicts with, infringes on, or otherwise violates any rights of others regarding any patents, trade marks, trade secrets, service marks, trade names, copyrights, proprietary rights, or other Intellectual Property rights.

             e. The Patents and the Intellectual Property are free of any and all liens, security interests, restrictions, claims or other encumbrances of any kind, and no interest in the Patents or the Intellectual Property has been assigned, granted, transferred or conveyed to any person except the Seller, except pursuant to license agreements specifically set forth in Schedule 4.13. Neither Seller nor Shareholder is in breach or default of any license agreement, nor, to their best knowledge, is any other party to any license agreement in breach of such agreement.

             f. All technical information relating to the Intellectual Property to be provided to Purchaser at Closing will be current, accurate and contain sufficient detail to identify, explain and allow full use of the technical information and the Intellectual Property in operation of the business employing Seller's Assets without any need to rely on the special knowledge or memory of Shareholder, any of Seller's consultants or employees, or any other person.

             g. Seller and Shareholder have taken all reasonable security measures to protect the secrecy, confidentiality, and value of the Intellectual Property. Except as disclosed in patent applications and copyright applications, no Intellectual Property is a part of the public knowledge or literature, nor, to the best knowledge of Shareholder or Seller, has any Intellectual Property been used, divulged or appropriated for the benefit of any person.

     4.14.   Guaranties.   Seller has not guaranteed or otherwise become
             ----------
contingently liable for the obligations or liabilities of any other person or entity.

     4.15.   Inventory.   All items of inventory, raw materials, work in process
             ---------
and finished goods reflected on the Balance Sheet or thereafter acquired which have not been sold or disposed of in the ordinary course of business are merchantable or suitable for production of merchantable products, for sale in the ordinary course of business, and none of such items is obsolete or below standard quality. Each item of inventory reflected on the Balance Sheet and the books and records of Seller is so stated on the basis of physical count and valued at the lower of cost (on a last-in first-out basis) or market in accordance with generally accepted accounting principles consistently applied. Seller's Assets at Closing will include a sufficient but not excessive quantity of each type of inventory and supplies to meet the normal requirements of Seller's business and operations for not less than 2 months nor more than 3 months.

     4.16.   Receivables.   All receivables of Seller (including accounts
             -----------
receivable, loans receivable and advances) which are reflected on the Balance Sheet, and all such receivables which will have arisen since the date thereof prior to Closing, shall have arisen only from bona fide transactions in the ordinary course of business and shall be fully collectable when due or within 90 days of original invoice, without resort to litigation and without offset or any counterclaim relating to events prior to Closing, in the aggregate amount thereof except for normal allowance for doubtful accounts in accordance with Seller's prior practices as reflected in its most recent annual financial statements.

     4.17.   Employee Benefit Plan Matters.   There has been no (i) termination
             -----------------------------
of any "defined benefit plan" within the meaning of the Employee Income Security Act of 1974 ("ERISA") maintained by Seller or any affiliate under common control with Seller, (ii) commencement of termination proceedings under any such plan pursuant to ERISA, or otherwise or (iii) written notice to Seller or any affiliate to commence or seek commencement of such proceedings. All accrued benefits under each pension plan of Seller covering any employees to be transferred to the employ of Purchaser's Subsidiary following the Closing ("Transferred Employee") shall be fully provided for as of the Closing by any one or more of (i) annuity contracts for the benefit of such Transferred Employees issued by an insurer acceptable to Purchaser or (ii) transfer to a successor plan maintained by Purchaser for the benefit of such Transferred Employees of property having a fair market value of the present value of such accrued benefits, all of which shall be based upon reasonable actuarial assumptions by a qualified actuary. Each funded pension plan maintained by Seller for one or more Transferred Employee constitutes a qualified plan under
Section 401(a) of the Internal Revenue Code of 1986 and meets applicable ERISA requirements.

     4.18.   Environmental Compliance.   The Company has received no notice of
             ------------------------
any claim, proceeding or investigation under federal, state or local law, relating to the Environmental Laws, as hereinafter defined, which are not set forth in Schedule 4.10, except such matters as are set forth in the financial statements as of the Balance Sheet Date. Matters relating to the Environmental Laws pursuant to this Agreement shall include any matter under federal, state or local law, relating to air, surface, soil, subsurface or water pollution, soil monitoring, or the storage, treatment, disposal, removal, remediation, release, discharge or emission of any Hazardous Material. For the purpose of this Agreement "Hazardous Material" shall mean any flammables, asbestos, explosives, radioactive material, hazardous wastes, toxic, carcinogenic, teratogenic or related material, including without limitation any substances defined or included in the definition of "hazardous materials," "hazardous substances," "hazardous wastes," or "toxic substances" under any federal, state or local law, rule, regulation, order, or designation of materials potentially dangerous to public health or safety when present in the environment. Seller has never owned, leased, operated or otherwise controlled any real property with respect to which a claim or proceeding is presently pending or threatened. There has been no spill, disposal, discharge or other release of any Hazardous Material, into, upon, from or over any such real property or into any adjacent land, waterway or subsurface formation, and no acts of

Seller, or any affiliated predecessor, or other person on any such real property which would give rise to any claim or proceeding under the Environmental Laws.

     4.19.   Product Warranty.   Seller has no liability (and there is no basis
             ----------------
for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability) for replacement or repair thereof or for other damages in connection therewith which could exceed, in the aggregate, Seller's product liability insurance and the reserve for claims set forth in the Balance Sheet and included in the most recent financial statements, as adjusted for the passage of time through Closing in accordance with the past custom and practice of Seller.

     4.20.   Investment Intention.  Seller represents and warrants that (a) it
             --------------------
has had an opportunity to inspect all books, records and properties of Purchaser and to ask questions of corporate officials and employees, and that it obtained all such information and asked and received adequate answers to all such questions as are necessary to adequately evaluate the business and prospects of Purchaser; (b) Seller understands that the dental management, infection control, and fluoride products, miniature motor and multi-axis controls businesses of Purchaser presents substantial risk of loss of the entire investment represented
                   -------------------------------------------------------------
by the value of Seller's Assets, including, without limitation, risks relating
- -------------------------------
to casualty losses, risks relating to liability to third parties, risks related to the value and validity of certain patents, inventions and trade secrets held or to be acquired by Purchaser, economic risks related to the relative competitive position of Purchaser in its various market sectors, economic risks related to possible new entries into the market, economic risks relating to the highly innovative nature of the dental management, infection control, fluoride products, miniature motor, and multi-axis control industries and Purchaser's vulnerability to technological innovations, economic risks relating to the fact that such businesses are highly reactive to uncertainty and/or decline in the regional and/or national economy, and the business uncertainty inherent in any business dependent on customer satisfaction and loyalty, and economic risks associated with the relative costs and price structure of the Purchaser in each of its markets, and Seller has relied solely on the knowledge of its officers and directors and advisors to its Board of Directors to analyze the prospects of Purchaser, and the advisability of the sale of Seller's Assets for securities of Purchaser contemplated by this Agreement; (c) Seller and, to Seller and Shareholder's best knowledge, each of Seller's shareholders are able to bear the loss of his entire investment in Purchaser and Seller, as the case may be; (d) Seller understands that the value of the Purchaser's shares is speculative and that the history of Purchaser may not be relied upon as an indicator of its future, and that Purchaser's shares may be worth much less in the future than the value of Seller's Assets which Seller is giving in exchange; (e) Seller is a Missouri corporation, is buying for long term investment, for its own account without any intent of distribution, is the sole party in interest and will maintain its corporate existence for the term of the Shareholder's Agreement and will not transfer or distribute any shares in Purchaser to its shareholders or any other person or entity, by dividend, dissolution or otherwise until such shares are no longer subject to any of: (i) the holding period under the Shareholder's Agreement, (ii) the unwinding option of Purchaser described in
Section 2.11 of this Agreement, or (iii) Rule 144 promulgated under the Securities Act of 1933, and applicable law and regulations; (f) during the term of the Shareholder's Agreement, Seller will comply in every respect with applicable law permitting any proposed transfer of shares in Seller held by any of Seller's shareholders, and will permit no transfers of such shares without an opinion of counsel satisfactory to Seller, Seller's counsel, Purchaser and Purchaser's counsel that such transfer complies in every respect with applicable law, at Seller or Seller's shareholder's expense; (g) Seller understands that the Shareholder's Agreement and the securities laws of the United States, Colorado and Missouri prohibit or restrict subsequent transfer of Purchaser's shares to third parties, without registration thereof, and that Purchaser is under no obligation to cause the registration of any of Purchaser's Shares, except the limited concurrent registration right accorded Seller under Section
2.09 of this Agreement; (h) Seller understands that Purchaser, at Purchaser's sole election, can require return of the Shares in exchange for reassignment of the Patent and (i) Seller understands that Purchaser's shares to be given as consideration hereunder are "restricted securities" and that a legend restricting sales will appear on the certificate(s) representing such shares.

     4.21.   Accuracy of Disclosure.   No representation or warranty of Seller
             ----------------------
or Shareholder in this Agreement, nor any statement, schedule or certificate furnished hereunder, contains or will at Closing contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements therein contained not misleading or necessary to provide Purchaser with adequate information as to Seller's Assets, condition, properties, liabilities and business, and Seller and Shareholder have disclosed
to Purchaser in writing all material adverse facts known to them.   Purchaser
shall not be considered to have notice of any matters not set forth in specific particularity in this Agreement and the exhibits and schedules hereto, unless such notice is given to Purchaser in writing at least ten (10) days prior to the Closing.

V.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants to Seller and Shareholder as follows:

     5.01.   Organization, Standing and Qualification.   Purchaser is a
             ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; it has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate its properties as and in the place(s) where such business is now being conducted and such properties are now owned, leased or operated; and it is duly qualified to do business in all jurisdictions in which the nature of its business or character of its properties requires it to be qualified, licensed or domesticated. Purchaser has delivered to Seller a true copy of Purchaser's Articles of Incorporation, certified as of recent date by the Secretary of State of the State of Colorado, and the bylaws as presently in effect, certified as true and correct by Seller's Secretary, and neither the Articles of Incorporation nor bylaws have been amended subsequent to the date of either such certificate.

     5.02   Subsidiaries.  Purchaser has five operating subsidiaries as follows:
            ------------
(a) Biotrol International, Inc., a Delaware corporation; (b) Challenge Products, Inc., a Missouri corporation, (c) Pro-Dex Management, Inc., a California corporation; (d) Micro Systems Acquisition Corporation, a Colorado corporation; and Oregon Micro Systems, Inc., an Oregon corporation. On or before the

Closing Date, Purchaser shall cause to be incorporated a Colorado corporation known as Pnu-Light Acquisition Corporation, which shall be Purchaser's Subsidiary for the purposes of this Agreement, to which Purchaser will assign its rights but not its obligations hereunder.

     5.03.  Execution, Delivery and Performance.   None of the execution,
            -----------------------------------
delivery or performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in or create any liability, reassessment or revaluation of assets, lien, charge or encumbrance pursuant to any provision of Purchaser's Articles of Incorporation or bylaws, franchise, mortgage, deed of trust, lease, license agreement, understanding, law, ordinance, regulation, rule, order, judgment or decree or other legal or contractual requirement to which Purchaser is a party or by which any of them may be bound or affected. Purchaser has requisite power to execute, deliver and perform this Agreement. All proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement will have been taken prior to Closing and this Agreement constitutes a valid and binding agreement of Purchaser, enforceable against it in accordance with its terms.

     5.04.  Capitalization.   Purchaser has 8,631,300 shares of its common stock
            --------------
issued and outstanding and 78,129 shares of its preferred stock issued and outstanding, all of which shares are fully paid and nonassessable. In addition to the foregoing, Purchaser has heretofore granted options to acquire 1,041,120 shares of its common stock under its 1994 Stock Option Plan, and a total of 1,500,000 shares are reserved for issuance on exercise of past and future options granted under such plan. Purchaser has also heretofore granted options to acquire 55,856 shares of its common stock under its Directors' Stock Option Plan, and a total of 500,000 shares are reserved for issuance on exercise of past and future options granted under such plan. Purchaser has also heretofore granted options to acquire 55,000 shares of its common stock under its 1988 Stock Option Plan, and a total of 150,000 shares are reserved for issuance on exercise of past and future options granted under such plan. In addition, there are currently outstanding warrants to acquire 139,000 shares of Purchaser's common stock. Except as set forth herein, there are no other options, warrants
or other rights to acquire Purchaser's shares currently outstanding.   Until the
earliest of June 30, 1999 or any Unwinding Date, Purchaser shall not grant any options or warrants to acquire Purchaser's common stock except for grants under any of the following circumstances: (a) pursuant to qualified stock option plans for the benefit of employees, directors or consultants; (b) pursuant to an agreement relating to merger, acquisition or purchase of substantially all the assets of a business or division of a business; (c) pursuant to a registration statement filed with the Securities and Exchange Commission; (d) pursuant to any refinancing arrangement relating to indebtedness of Purchaser or any subsidiary of Purchaser; or (e) pursuant to any arrangement wherein the sum of the consideration given for grant of such option or warrant and the exercise price shall be at least equal to 100% of the last sale price reported by NASDAQ prior to the date of grant (or, at Purchaser's option, the date on which an obligation to make such grant was entered into by Purchaser).

     5.05.   Authorization of Stock Issuance.   Issuance of the shares of common
             -------------------------------
stock of Purchaser which are required to be issued in respect of the Initial Consideration referred to in Section

2.01 of this Agreement shall have been duly authorized by Purchaser's Board of Directors at or prior to the Closing, and such shares of common stock when executed and delivered to Seller pursuant hereto will be validly issued, fully paid and non-assessable restricted shares of the common stock of Purchaser. Purchaser's Board of Directors shall have reserved for future issuance a number of shares adequate to provide for issuance of shares in respect of Additional Consideration prior to the applicable dates on which Purchaser shall issue such shares, and such shares of common stock when executed and delivered to Seller pursuant hereto will be validly issued, fully paid and non-assessable restricted shares of the common stock of Purchaser.

     5.06.   Financial Statements.   Purchaser has delivered to Seller copies of
             --------------------
the following financial statements, all of which are identified to this Agreement, all of which are certified by Purchaser's independent public accountants, and have been prepared in accordance with generally accepted accounting principals consistently applied and maintained throughout the periods indicated and fairly present the financial condition of Purchaser as of their respective dates and the results of its operations for their respective periods:

          a. Audited balance sheets of Purchaser as at June 30, 1995 and as at December 30, 1994, and the related statements of earnings and source and application of funds for the three fiscal years then ended, as incorporated in Purchaser's Forms 10-KSB filed with the Securities and Exchange Commission; and

          b. Unaudited balance sheets of Purchaser as at September 30, 1995, December 31, 1995 and March 31, 1996 (the last of which, the "Balance Sheet Date") and the related statements of earnings and source and application of funds for the three month periods then ended (the "Interim Financial Statements"), as incorporated in Purchaser's Forms 10-QSB filed with the Securities and Exchange Commission.

     5.07.   Absence of Change.  Except as set forth in Schedule 5.07, since the
             -----------------
Balance Sheet Date, Seller has conducted its business only in the ordinary course consistent with its prior practices and has not (a) incurred any obligation or liability, absolute, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business consistent with its prior practice, which in the aggregate do not materially or adversely affect the business, liabilities or financial condition of Seller; (b) declared or made any payment of dividends or other distribution to its shareholders or redeemed, retired or purchased any of its securities; (c) mortgaged, pledged or subjected any of Seller's Assets to any lien, security interest, charge or any other encumbrance or restriction; (d) sold, transferred, leased to others, or otherwise disposed of any of Seller's Assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim or waived or released any right of substantial value; (e) received any notice of termination of any contract, lease, license, or other agreement or suffered any damage, loss or destruction, whether or not insured, which in the aggregate has had a materially adverse effect on the business or prospects of Purchaser; (f) or experienced any change, event or condition which in the aggregate of all such changes, events or conditions has had or may have a material adverse affect on Purchaser.

     5.08.   Litigation.   There is no legal action, suit, arbitration,
             ----------
governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to the transactions contemplated by this Agreement, and Purchaser does no know or have any reason to be aware of any basis for the same.

     5.09.   Accuracy of Disclosure.  No representation or warranty of Purchaser
             ----------------------
in this Agreement, nor any statement, schedule or certificate furnished hereunder, contains or will at Closing contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements therein contained not misleading or necessary to provide Seller with adequate information as to Purchaser's condition, properties, assets, liabilities and business.



VI.  CONDUCT OF BUSINESS PRIOR TO CLOSING.

     6.01.   Conduct of Business Prior to Closing.  From and after the date of
             ------------------------------------
this Agreement, and until the Closing, in the event Closing shall not occur on the date of execution of this Agreement, except as specifically approved by Purchaser, in writing, Shareholder and Seller shall:

          a.    afford Purchaser reasonable access;

          b. carry on the Company's business in its regular course, safeguarding all of Seller's Assets;

          c. issue no dividends, distribute no shares or other assets, and make no repurchases of shares,

          d. make no alterations to compensation of any officer or employee earning in excess of $25,000 annually,

          e. enter into no contract, commitment or agreement which shall obligate any performance or payment by Purchaser or Seller which would cause a material adverse effect on the Seller's Assets, business, properties or prospects;

          f. dispose of no capital asset of the Company, and permit no lien on any asset; and

          g. neither breach nor default in the performance of any obligation of the Company.

       6.02.    Brokerage.   Purchaser, Seller and Shareholder represent,
                ---------
covenant and agree that no broker or other person is entitled to any fee or commission in connection with consummation of the transactions contemplated by this Agreement and that no agreement will be entered into between the date hereof and Closing to make any such payment.

       6.03.    Access to Information and Documents.   On reasonable notice and
                -----------------------------------
during regular business hours, each party hereto will afford the other party and the other party's attorneys, accountants and other representatives full access to each party's personnel and all properties, documents, contracts, books and records and will furnish to the other party such documents and information regarding each party's affairs as such other party may request. Purchaser will not improperly disclose information regarding Seller's affairs prior to Closing. Seller will not improperly disclose any non-public information regarding Purchaser's affairs at any time. Any information furnished to a party hereunder shall not affect such party's right to rely on the representations and warranties made in this Agreement, or the accuracy and completeness of any exhibit or schedule hereto.

VII.   BULK SALES COMPLIANCE.

       7.01.   Waiver of Compliance.  Purchaser hereby waives compliance by
               --------------------
Seller with the provisions of the Bulk Sales Law of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Purchaser by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Purchaser under this Agreement.

       7.02.   Indemnity by Seller and Shareholder for Non-Compliance.  Seller
               ------------------------------------------------------
and Shareholder each, jointly and severally, hereby indemnify and agree to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any loss, liability, cost or expense, including without limitation attorneys' fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge such claims, in accordance with the indemnity provisions of Article X herein. At any time prior to the final determination of the amount of Additional Consideration, if any, payable by Purchaser hereunder, Seller shall furnish to Purchaser such evidence as Purchaser may reasonably request to confirm that the provisions of this Article VII have been complied with.

VIII.  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE.

       The obligations of Purchaser to effect the transactions described in this Merger Agreement are subject to the satisfaction, at or before the Closing of all the conditions set forth in this Article VIII. Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver unless so stated in writing at Closing shall constitute a waiver of any other condition, or of any of Purchaser's or Purchaser's Subsidiary's other rights or remedies under this Agreement if Seller or Shareholder shall be in default of any of its or his representations, warranties or covenants under this Agreement.

     8.01.   Accuracy of Representations and Warranties.  All representations
             ------------------------------------------
and warranties of Seller and Shareholder contained in this Agreement or in any document delivered to Purchaser shall be true and correct in all material respects when made and as of Closing.

     8.02.   Performance of Covenants and Agreements.  All covenants, agreements
             ---------------------------------------
and obligations of Seller and Shareholder which are required to be performed at or prior to Closing shall have been duly and properly performed in all material respects.

     8.03.   No Material Adverse Change.  Since the date of this Agreement,
             --------------------------
there shall have been no material adverse change in the Seller's Assets, business or properties.

     8.04.   Certificate of President.   A certificate of the President of
             ------------------------
Seller shall have been delivered to Purchaser, dated as of Closing, that the conditions to Closing set forth in Sections 8.01, 8.02 and 8.03 have been met.

     8.05.   Acceptance of Schedules.  All Schedules to this Agreement to be
             -----------------------
provided by Seller at Closing shall be in form and substance acceptable to Purchaser; provided however that Purchaser's willingness to close hereunder
           ----------------
shall not constitute a waiver with respect to any defect or inaccuracy in any such Schedule or otherwise to constitute any consent of Purchaser to any matter set forth therein. All Schedules and Exhibits shall be delivered in final form not less than seven (7) days prior to the Scheduled Closing.

     8.06.   Acceptance of Cash Consideration Amount.  The cash portion of the
             ---------------------------------------
Initial Consideration payable to Seller at Closing by way of Purchaser's note shall not exceed $90,000.

     8.07.   All Required Deliveries.  All deliveries required to be made by
             -----------------------
Seller or Shareholder at or before Closing shall have been made in conformity with Article III.

IX.  CONDITIONS PRECEDENT TO SELLER AND SHAREHOLDER'S OBLIGATION TO CLOSE.

     The obligations of Seller and Shareholder to effect the transactions described in this Merger Agreement are subject to the satisfaction, at or before the Closing of all the conditions set forth in this Article IX. Seller or Shareholder may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver unless so stated in writing at Closing shall constitute a waiver of any other condition, or of any of Seller or Shareholder's other rights or remedies under this Agreement if Purchaser shall be in default of its representations, warranties or covenants under this Agreement.

     9.01.   Accuracy of Representations and Warranties. All representations and
             ------------------------------------------
warranties of Purchaser contained in this Agreement or in any document delivered to Seller and Shareholder shall be true and correct in all material respects when made and as of Closing.

     9.02.   Performance of Covenants and Agreements.  All covenants, agreements
             ---------------------------------------
and obligations of Purchaser which are required to be performed at or prior to Closing shall have been duly and properly performed in all material respects.

     9.03.   Certificate of Vice President.  A certificate of the Vice President
             -----------------------------
of Purchaser shall have been delivered to Seller and Shareholder, dated as of Closing, that the conditions to Closing set forth in Sections 9.01 and 9.02 have been met.

     9.04.   All Required Deliveries.   All deliveries required to be made by
             -----------------------
Purchaser at or before Closing shall have been made in conformity with Article III.

X.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

     10.01.  Survival of Representations.   All representations, warranties,
             ---------------------------
covenants and agreements made by any party in this Agreement shall survive the Closing Date for the longer of a period of three (3) years, the completion of any unwinding pursuant to Section 3.11, or the date of any required performance under this Agreement or any agreement to be executed at the Closing, but all claims made by virtue of such representations, warranties and agreements shall be made under, and subject to, the limitations set forth in this Article X.

     10.02.  Indemnification by Seller and Shareholder.   Each of Seller and
             -----------------------------------------
Shareholder, jointly and severally, shall indemnify and save Purchaser and Purchaser's Subsidiary harmless from, against, for and in respect of:

             a. any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action encumbrances, and reasonable costs and expenses suffered, sustained, incurred or required to be paid by Purchaser or Purchaser's Subsidiary, including reasonable attorney's fees, because of the untruth, inaccuracy or breach of any representation, warranty, agreement, or covenant of Seller or Shareholder contained in or made pursuant to this Agreement; and

             b. all reasonable costs and expenses, including, without limitation, attorney's fees, interest and penalties incurred by Purchaser or Purchaser's Subsidiary, in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.02.

     10.03.  Indemnification by Purchaser.   Purchaser shall indemnify and save
             ----------------------------
Seller and Shareholder harmless from, against, for and in respect of:

             a. any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action encumbrances, and reasonable costs and expenses suffered, sustained, incurred or required to be paid by the indemnified party, including reasonable attorney's fees, because of the untruth, inaccuracy or breach of any representation, warranty, agreement, or covenant of Purchaser contained in or made pursuant to this Agreement; and

             b. all reasonable costs and expenses, including, without limitation, attorney's fees, interest and penalties incurred by Seller or Shareholder, in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 10.03.

     10.04.  Rules Regarding Indemnification. The obligations and liabilities of
             -------------------------------
any indemnifying party with respect to claims arising from the assertion of liability hereunder shall be subject to the following terms and conditions:

             a. Each party claiming indemnification shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim based on the indemnity agreement set forth in this Article X stating the nature and basis of said claims and the amounts thereof, to the extent known.

             b. In the event any action, suit or proceeding is brought against the indemnified party, with respect to which the indemnifying party may have liability under the indemnity agreements contained in this Article X, the action, suit or proceeding shall, upon the written acknowledgment of the indemnifying party that it is obligated to indemnify under such agreement, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense, unless (i) both the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the indemnifying party in connection with the defense of such action, suit or proceeding, or (ii) such party claiming indemnification shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such action, suit or proceeding involves or could have an effect upon matters beyond the scope of the indemnity agreements contained in this Article X, in any of which events the indemnifying party, to the extent made necessary by such defenses, shall not have the right to direct the defense of such action, suit, or proceeding on behalf of the indemnified party. (In such case, only that portion of such fees and expenses reasonably related to matters covered by the indemnity agreements contained in Article X hereof shall be borne by the indemnifying party.)

             c. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof. The indemnifying party shall make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

             d. The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

     10.05.  Survival of Indemnification. The indemnification provisions of this
             ---------------------------
Article X shall survive the termination, Closing or consummation of all matters required to be performed under this Agreement and any exhibit hereto, by the party against whom indemnification is sought, for a period of five (5) years.

     10.06.  Liability of Shareholder. At any time prior to Seller's
             ------------------------
distribution of any of the shares of Purchaser's common stock to Seller's Shareholders, Shareholder's liability to Purchaser and Purchaser's Subsidiary under this Article X with respect to third party claims against Purchaser or Purchaser's Subsidiary which are first claimed or asserted after Closing shall not include any claim or liability of which Shareholder had no notice or knowledge, unless Shareholder in the exercise of reasonable diligence should have known of any of (i) the existence of such claim, (ii) the facts from which such claim arose, or (iii) the defect or other condition giving rise to such claim or liability. After distribution of shares by Seller to its shareholders, Shareholder's liability shall be limited to the value of the consideration paid to Seller and distributed to Shareholder. Nothing herein shall limit the liability of Seller to Purchaser or Purchaser's Subsidiary under this Article X, nor shall anything herein limit Shareholder's liability to Seller.

     10.07.  Remedies Cumulative.  Except as otherwise provided herein, the
             -------------------
remedies provided herein and in any exhibit hereto shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

XI.   TERMINATION.

     11.01.  Mutual Agreement.  This Agreement may be terminated at any time by
             ----------------
mutual agreement of the parties hereto.

     11.02.  Upon Default of Seller or Shareholder.  This Agreement may be
             -------------------------------------
terminated by Purchaser, if any default of Seller or Shareholder, or any inaccuracy in any representation by Seller or Shareholder, shall become apparent, which has a material adverse effect on Seller, Seller's Assets or its assets.

     11.03.  Upon Default of Purchaser.  This Agreement may be terminated by
             -------------------------
Seller or Shareholder, if any default of Purchaser, or any inaccuracy in any representation by Purchaser, shall become apparent, which has a material adverse effect on the value of the Initial Consideration to be delivered at Closing.

     11.04.  Termination. This Agreement shall be terminable by written
             -----------
agreement of all the Parties, or by written notice of any party, if the Closing shall not have occurred prior to the later of any agreed adjourned Closing Date under this Agreement or June 30, 1996.

     11.05.  Effect of Termination.  Termination as permitted under this Article
             ---------------------
XI shall be without liability by any party, and each party shall be responsible for its own legal and accounting fees in connection herewith, except that:

             (a) In event that this Agreement shall be terminated by Seller or Shareholder's inability or unwillingness to Close for any reason other than a breach of Purchaser's representations, warranties or covenants, Seller shall be liable to Purchaser for Seller's and Purchaser's accounting and legal fees in preparation for Closing; and

             (a) In event that this Agreement shall be terminated by the Purchaser's inability or unwillingness to Close, for any reason other than a breach of Seller's representations, warranties or covenants, Purchaser shall be liable to Seller for Purchaser's and Seller's accounting and legal fees in preparation for Closing;

             (d) In the event that this Agreement shall be terminated without any fault of either party, Seller and Purchaser shall each be responsible for their own respective legal and accounting fees in preparation for Closing.

XII  MISCELLANEOUS.

     12.01.   Amendment and Waiver.  This Agreement may not be amended and no
              --------------------
provision hereof may be waived, except by an instrument in writing signed by all the parties. Any waiver of any matter in a particular instance shall not effect a general waiver of that or any matter.

     12.02.   Expenses.  All fees and expenses incurred by each party in
              --------
connection with the Agreement shall be borne by that party incurring such fees and expenses, except as provided in Articles X and XI. No part of the expenses incurred by Seller in negotiation of this Agreement or in preparation for Closing shall constitute a debt assumed by Purchaser hereunder.

     12.03.   Assignment.  Except by written agreement of all parties hereto,
              ----------
the rights and obligations under this Agreement are not assignable or devisable.

     12.04.   Parties in Interest.  All the terms and provisions of this
              -------------------
Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto, subject to Section 12.03.

     12.05.   Entire Agreement.   This Agreement, including all exhibits and
              ----------------
schedules hereof delivered pursuant hereto (and any exhibits to such exhibits or schedules), which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement and its exhibits and schedules. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     12.06.  Headings.  The section and paragraph headings contained in this
             --------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.07.  Survival.  All covenants, indemnification and warranties shall
             --------
survive the Closing hereunder for a period of three (3) years after required performance hereunder.

     12.08.  Notices.  All notices, requests, claims, demands and other
             -------
communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, transmitted by facsimile or three days after being mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

             a.   If to Seller or Shareholder:

                  Pnu-Light Tool Works, Inc.
                  Attn: Marty J. Anderson, as President
                        and Majority Shareholder
                  303-1 N. 10th Street
                  Ozark, Missouri  65721

                  Facsimile:

                  Copy to:

                  William G. Todd, Esq.
                  Law Office of William G. Todd
                  P.O. Box 2219
                  Nixa, Missouri  65714

                  Facsimile: (417) 725-8499

             b.   If to the Purchaser or Purchaser's Subsidiary:

                  Pro-Dex, Inc.
                  Attn: Kent E. Searl, Chairman
                  1401 Walnut Street, Suite 540
                  Boulder, Colorado  80302

                  Facsimile: (303) 443-4480

                  Copy to:

                  Dawn C. Anderson, Esq.
                  1401 Walnut Street, Suite 500

               Boulder, Colorado  80302

               Facsimile: (303) 443-4480

               John G. Herbert, Esq.
               Diana L. Powell, Esq.
               John G. Herbert, P.C.
               1675 Larimer Street, Suite 310
               Denver, Colorado  80202

               Facsimile: (303) 534-3638

or to such other address or facsimile number or such additional recipient as any party may have furnished to the others in writing in accordance herewith, except that such notices of changes of address shall only be effective upon receipt.

     12.09.  Law Governing.  This Agreement shall be governed by and construed
             -------------
and enforced in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules, in that Purchaser and Purchaser's Subsidiary are both Colorado corporations with offices in Boulder, Colorado.

     12.10.  Counterpart Execution.  This Agreement may be executed in duplicate
             ---------------------
counterparts, each of which will be considered an executed original hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Shareholder and duly authorized officers of Seller, Purchaser and Purchaser's Subsidiary as of the date first above written.

                         PURCHASER:

                         PRO-DEX, INC.


                         By:               /s/
                              ------------------------------
                                 Kent E. Searl, Chairman


                         PURCHASER'S SUBSIDIARY:

                         PNU-LIGHT ACQUISITION CORPORATION


                         By:               /s/
                              ------------------------------
                                 Kent E. Searl, Chairman

                         SELLER:

                         PNU-LIGHT TOOL WORKS, INC.


                         By:             /s/
                              ------------------------------
                               Marty J. Anderson, President

                         SHAREHOLDER:

                                    /s/
                         ------------------------------
                         Marty J. Anderson